Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 7, 2006 (File No. 333-131624), and the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 29, 2007 (File No. 333-146985) of our reports dated February 11, 2008, relating to the combined financial statements of Harvest Oil and Gas, LLC and The Harvest Group, LLC (“Predecessor”) as of December 31, 2007 appearing in this Annual Report on Form 10-K of Saratoga Resources, Inc.

LaPorte Sehrt Romig Hand

www.laporte.com

Metairie, LA

May 20, 2009